Exhibit 10.9
MANAGEMENT AGREEMENT
          MANAGEMENT AGREEMENT (this “Agreement’) made as of this 29th day of June, 2006 by and among Castle Harlan, Inc., a Delaware corporation (“CHI”), Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation (“BRS”) and Bravo Development, Inc., an Ohio corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS the Company desires to engage CHI to provide business and organizational strategy, financial and investment management and merchant and investment banking services to the Company upon the terms and conditions hereinafter set forth, and CHI is willing to undertake such obligations.
     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
1.	Appointment. The Company hereby engages CHI, and CHI hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company as described in Section 3 hereof.

2.	Term.
(a)	The term of this Agreement (the “Term”) shall be for an initial term expiring ten (10) years after the date hereof (the “Initial Term”). Such term shall be renewed automatically for additional one-year terms thereafter (each, an “Extension Term”) unless CHI or the Company shall give notice in writing within ninety (90) days before the expiration of the Initial Term or any such Extension Term of its desire to terminate this Agreement.

(b)	The Term shall terminate automatically upon the consummation of any Significant Transaction described in clause (B) or (C) of Section 3(a)(ii), provided that the fee required to be paid pursuant to clause (B) of Section 4(a)(iii) is paid by the Company on the date on which such Significant Transaction is consummated (a “Significant Transaction Closing Date”).

(c)	The provisions of Section 5 and such other provisions of this Agreement as the context so requires shall survive the termination of this Agreement.
3.	Services.
(a)	Basic Services and Significant Transaction Services.
(i)	CHI shall provide the Company with consulting advice and services with respect to business and organizational strategy, financial and investment management and merchant and investment banking as the Company may reasonably request from time to time (collectively, the “Basic Services”).

(ii)	In the event that the Company or its respective stockholders or any subsidiary of the Company shall engage in any of the following (each, a “Significant Transaction”):
(A)	any acquisition of any business or company, or substantially all of the assets of, or the material assets of, any business or company;

(B)	any sale of the Company (whether by merger, consolidation, recapitalization, sale of substantially all of the assets of the Company or any subsidiary of the Company or the sale of a majority of the outstanding capital stock of the Company or any subsidiary of the Company, including without limitation any sale by the existing stockholders of the Company of shares representing a majority of the capital stock of the Company outstanding); or

(C)	any public offering by the Company or any subsidiary of the Company of equity securities.
CHI shall provide the Company with consulting advice and services with respect thereto as the Company may reasonably request from time to time (“Significant Transaction Services”).
(iii)	Basic Services and Significant Transaction Services are herein together referred to as “Services”.
(b)	The Company will use the Services of CHI and CHI will make itself available for the performance of the Services upon reasonable notice. CHI will perform the Services at the times and places reasonably requested by the Company to meet its needs and requirements, taking into account other engagements that CHI may have.

(c)	Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”: (i) accounting services rendered to the Company or CHI by an independent accounting firm or accountant (i.e., an accountant who is not an employee of CHI); (ii) legal services rendered to the Company or CHI by an independent law firm or attorney (i.e., an attorney who is not an employee of CHI); and (iii) actuarial services rendered to the Company or CHI by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of CHI).
4.	Compensation and Reimbursement.
(a)	As consideration payable to CHI or any of its affiliates for providing the Services to the Company, the Company shall pay to CHI fees as follows:
(i)	Closing Fee. The Company shall pay to CHI on the date hereof a fee in cash in the amount of $1,522,500 (the “Closing Fee”).

(ii)	Annual Fees for Basic Services. The Company shall pay to CHI the following fees in respect of Basic Services (such fees to be payable whether or not the Company shall have requested Basic Services and regardless of the level or amount of Basic Services requested by the Company):

(A)	for the period commencing on the date hereof and ending on December 31, 2006 (the “Interim Period”), an amount (the “Interim Period Fee”) equal to $87,500; such amount to be payable as of the date hereof;

(B)	for each of the fiscal years ending on or about December 31, 2007 and December 31, 2008 (the “Initial Annual Period”), respectively, an amount (the “Initial Annual Fee”) equal to the greater of $175,000 or 0.75% of the earnings before interest, taxes, depreciation and amortization, calculated after adding back non-cash fixed asset writedowns, management fees, non-cash stock option expenses and charges for impairment of goodwill (the “EBITDA”) of the Company for each such fiscal year; such amount to be payable in advance in semi-annual installments (each such installment to be equal to the greater of $87,500 (representing one-half of $175,000) or 0.75% of the EBITDA of the Company projected for the six-month period commencing on the Fee Payment Date) on the first day of each January and July (a “Fee Payment Date”) of each fiscal year; however, in the event of the termination of the Term pursuant to Section 2(b), any Initial Annual Fee for the fiscal year in which such Significant Transaction shall occur shall be prorated through the Significant Transaction Closing Date;

(C)	for each fiscal year ending after the expiration of the Initial Annual Period, an amount (the “Subsequent Annual Fee,” and together with the Initial Annual Fee, the “Annual Fees”) equal to $784,000; such amount to be payable in advance in two equal semi-annual installments on each Fee Payment Date of each such fiscal year; however, in the event of the termination of the Term pursuant to Section 2(b), any Subsequent Annual Fee for the fiscal year in which such Significant Transaction shall occur shall be prorated through the Significant Transaction Closing Date;

(D)	the amount of each such payment or installment under subclause (A) or subclause (B) shall be estimated (for purposes of payment on the date hereof or on any Fee Payment Date, as the case may be) based on a current budget of the Company approved by the Board of Directors of the Company; however, the actual amount owed with respect to the Interim Period or any full fiscal year shall be finally determined on or before the earlier of (1) the 60th day following the end of the Interim Period or each such fiscal year or (2) the 15th day following the preparation of the audited financial statements of the Company for the Interim Period or such fiscal year (as the case may be); and if the actual amount determined to be owed for the Interim Period or any such full fiscal year differs from the amount of the Interim Period Fee or the Annual Fee theretofore paid (or accrued) with respect to the Interim Period or such fiscal year, (x) any additional amount owed to CHI shall be promptly paid to CHI (or, if the current payment of the Interim Period Fee or the applicable Annual Fee is then prohibited as hereinafter provided, shall be accrued as of the date hereof in the case of the Interim Period Fee or, in the case of an Annual Fee, as of February 1 of the fiscal year with respect to which the final determination has been made), and (y) any amount theretofore paid by the Company in excess of the finally determined Interim Period Fee or Annual Fee for such fiscal year is to be credited against the amount of the Annual Fee payable on the next Fee Payment Date (or, if the current payment of the Interim Period Fee or the Annual Fee was prohibited as hereinafter provided, an adjustment in the accrual therefor shall be appropriately made); and
(E)	Each semi-annual installment of the Subsequent Annual Fee (collectively, the “Payments”) shall be payable in cash on each Fee Payment Date unless such Payment is deferred at the option of the Company by providing CHI with written notice of such deferred Payment at least 20 days prior to the applicable Fee Payment Date; provided, however, that the Company may only defer payment of such portion of the Subsequent Annual Fee which exceeds the amount of such fee that would have been payable in such time period if the formula and methodology set forth in clause (B) of this Section 4(a)(ii) and utilized to calculate fees during the Initial Annual Period had been used to calculate such fee. Any Payments not taken in cash by CHI will accrue with interest calculated at the rate of 15% per annum (computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) and compounded as of each subsequent Fee Payment Date if not paid, and shall be payable immediately upon demand by CHI.
Notwithstanding the foregoing, the Company shall not be required to make any payment of any applicable Annual Fee if and for so long as the Company is prohibited from paying any portion of such Annual Fee due to restrictive covenants contained in any credit facilities, loan agreements or similar documents governing any indebtedness for borrowed money of the Company or its subsidiaries (the “Credit Agreements”) or under any subordination agreement entered into by CHI with the lenders or their agents under the Credit Agreements (all of the foregoing being herein referred to as “Credit Agreement Restrictions”); provided that the unpaid Interim Period Fee or the Annual Fee shall continue to accrue with interest calculated at the rate of 15% per annum (computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) (the “Applicable Rate”), and compounded as of the date hereof in the case of the Interim Period Fee or as of each Fee Payment Date in the case of any Annual Fee if not paid, and shall become payable immediately upon the earlier of: (A) the Company being no longer prohibited under the Credit Agreements from making the payment currently of the Interim Period Fee or the Annual Fee and interest thereon (including without limitation any portion thereof which has accrued and remains unpaid); (B) the occurrence of any payment acceleration, prior to scheduled maturity date, of the obligations of the Company under the Credit Agreements; (C) the payment in full in cash of all outstanding obligations of the Company under the Credit Agreements and the termination of all commitments, letters of credit and other obligations under documents executed in connection therewith; (D) the occurrence of any “Insolvency Event” or comparable occurrence (as may be defined in the Credit Agreements) with respect to the Company; (E) the end of the Term; or (F) any Significant Transaction. Notwithstanding the Annual Fee becoming due an payable pursuant to the preceding sentence, no payment shall be made if the conditions set forth in clauses (B), (D) or (E) of the preceding sentence exist and the conditions set forth in the clause (C) of the preceding sentence have not been fulfilled. Also, interest shall accrue (and shall compound as aforesaid) and be payable by the Company on the Interim Period Fee or the Annual Fee, until paid, if and to the extent that the Interim Period Fee or the Annual Fee is not paid for any other reason after the date hereof.

(iii)	Fees for Significant Transactions. In the event that the Company shall engage in any Significant Transaction, the Company shall pay to CHI a fee, in respect of any Significant Transaction Services (such fees to be payable whether or not the Company shall have requested Significant Transaction Services and regardless of the level or amount of Significant Transaction Services requested by the Company), equal to the following:
(A)	in the case of any Significant Transaction described in clause (A) of Section 3(a)(ii) hereof where the aggregate enterprise value of the subject of such Significant Transaction exceeds $10 million or the total consideration (including the fair market value of any non-cash consideration) received by the seller(s) in any such Significant Transaction exceeds $10 million, 0.75% of the greater of the assumed aggregate enterprise value of the subject of such Significant Transaction or the total consideration (including the fair market value of any non-cash consideration) received by the seller(s) in any such Significant Transaction; or

(B)	in the case of any Significant Transaction described in clause (B) or (C) of Section 3(a)(ii) hereof, the product of (x) 0.75% of the EBITDA of the Company for the 12-month period ending with the fiscal month immediately preceding the Significant Transaction Closing Date, adjusting such EBITDA to account, on a proforma basis, for EBITDA of any acquisition made by the Company during such 12-month period as if such acquisition had occurred at the beginning of such 12-month period, and (y) the lesser of (1) 1.5 and (2) the number of years or fraction thereof remaining in the then applicable Initial Term or the Extension Term from and after the Significant Transaction Closing Date.
Any fee payable pursuant to this Section 4(a)(iii) shall be payable on the date on which such Significant Transaction is consummated.
(b)	In addition to the Payments required under Section 4(a) hereof, the Company shall, at the direction of CHI, pay directly or reimburse CHI for Out-of-Pocket Expenses (as hereinafter defined). For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable out-of-pocket expenses incurred by CHI and/or its personnel in connection with the Services, including without limitation the following: (i) fees and disbursements of any independent professionals and organizations, including, without limitation, independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants; (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services; and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by CHI in rendering the Services. All direct payments and reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by CHI to the Company of a statement in connection therewith.

(c)	The parties hereto acknowledge that the Company is entering into that certain Management Agreement with BRS simultaneously herewith (the “BRS Agreement”) and that pursuant to the terms of such agreement, the Company shall be obligated to make payments to BRS of the fees and expenses set forth therein. The parties hereto agree that payments to be made to CHI under this Agreement and payments to be made to BRS under the BRS Agreement shall be made pro rata and neither CHI nor BRS shall receive a preference or priority with respect to such payment unless CHI and BRS otherwise agree in writing.
5.	Indemnification; Liability.
(a)	The Company will indemnify and hold harmless CHI and its officers, directors, principals, partners, members, employees, agents, representatives and affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the willful misconduct of such Indemnified Party. The reimbursement and indemnity obligations of the Company under this Section 5 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of CHI and the stockholders, officers, directors, principals, partners, members, employees, agents, representatives, affiliates and controlling persons (if any), as the case may be, of CHI and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, CHI, any such affiliate and any such person. The provisions of this Section 5 shall survive the termination of this Agreement.
(b)	Neither CHI nor any of its affiliates, partners, employees or agents shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of the Services contemplated by this Agreement unless CHI or such person engaged in willful misconduct or gross negligence. CHI shall not engage in the active management of the Company and shall render only advisory services to the Company; and the management of the Company or its business, operations, affairs and assets shall be conducted solely and exclusively by the Board of Directors and the officers of the Company, and CHI shall have no liability for the management of the Company or its business, operations, affairs and assets.

6.	Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. CHI shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of CHI or any of its affiliates, officers, directors, partners, employees or agents, including without limitation in any of their respective capacities as stockholder or directors of the Company.
7.	Notices. Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

To the Company:

Bravo Development, Inc.
777 Goodale Blvd.
Suite 100
Columbus, OH 43212
Attention: President
Facsimile No.: (614) 326-7943

To CHI:	With a copy to (which shall not constitute notice to CHI):

Castle Harlan, Inc.	Schulte Roth & Zabel LLP
150 East 58th Street	919 Third Avenue
New York, New York 10155	New York, NY 10022
Attention: David B. Pittaway	Attention: Robert Goldstein, Esq.
Facsimile No.: (212) 207-8042	Facsimile No.: (212) 593-5955
8.	Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that corporation and (ii) CHI may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by John K. Castle and/or Leonard M. Harlan, provided that any such assignee shall have agreed in writing to be bound by the provisions of the Credit Agreement

Restrictions. Any attempted transfer or assignment in violation of this Section 8 shall be void.
9.	Permissible Activities; Confidentiality.
(a) Except as provided in Section 9(b), nothing herein shall in any way preclude CHI or its affiliates or its respective officers, directors and partners from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company.
(b) CHI shall not, and shall direct its directors, officers, partners, employees or agents not to, (i) use or exploit in any manner the Confidential Information of the Company for themselves or any person other than the Company or its subsidiaries, (ii) remove any Confidential Information, or any reproduction thereof, from the possession or control of the Company, or (iii) treat Confidential Information otherwise than in a confidential manner. For purposes of this Agreement, “Confidential Information” means confidential information relating to the Company, other than any information that is in the public domain through no act or omission of CHI or any of its directors, officers, partners, employees or agents in violation of this Agreement or which CHI or any of its directors, officers, partners, employees or agents is authorized by the Company to disclose, consisting specifically of writings, reports, lists, software or computer programs containing or reflecting any of the following: (1) recipes for the Company’s menu items, (2) financial reports, (3) operation and training manuals, (4) business plans (including without limitation plans for real estate acquisitions and expansions) and (5) agreements and arrangements with suppliers. The obligation of CHI under this Section 9 with respect to any particular item of Confidential Information shall expire on the later of the four year anniversary of the date hereof or the two year anniversary of the receipt of such Confidential Information.
10.	General. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party from any such provision, shall in any event be effective unless the same shall be in writing and signed by each of the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

11.	Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

12.	Section Headings; Counterparts. The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Governing Law; Consent to Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 7. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	No Joint Obligations of CHI and BRS. The obligations of CHI hereunder relate only to itself and not to BRS and any obligations of CHI and BRS under their respective management agreements with the Company are several and not joint.
[Signature Page Follows]

     In witness whereof, the parties hereto have signed this Agreement as of the day and year first above written.

BRAVO DEVELOPMENT, INC.

By:	/s/ Alton F. Doody, III
Name: Alton F. Doody, III
Title: Chief Executive Officer

CASTLE HARLAN, INC.

By:	/s/ David B. Pittaway
Name: David B. Pittaway
Title: Senior Managing Director

For purposes of Sections 4(c), 10, 11, 12, 13 and 14:

BRUCKMANN, ROSSER, SHERRILL & CO., INC.

By:	/s/ Harold O. Rosser Name: Harold O. Rosser
Title: Managing Director
CHI Management Agreement